EXHIBIT 10.8
AMENDED AND RESTATED DEFERRED COMPENSATION AGREEMENT
          This Amended and Restated Deferred Compensation Agreement, hereinafter referred to as the “Agreement,” made and entered into this             day of                                         , 2008, provided, however, that all provisions applicable to compliance under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) shall be effective as of January 1, 2005, by and between United Bank, a Virginia state bank, successor by merger to The Marathon Bank, a Corporation organized and existing under the laws of the State of Virginia, hereinafter referred to as the “Bank”, United Bankshares, Inc., hereinafter referred to as the “Corporation,” and Donald Unger, a Key Employee and Executive of the Bank or the Corporation, hereinafter referred to as the “Executive.”
          The Bank, by its predecessor, The Marathon Bank, and the Executive entered into an Agreement dated September 22, 1998.
          By this Agreement the Bank, the Corporation and the Executive desire to amend and restate the Agreement, and for the purpose of complying with the requirements of Code Section 409A and the Bank, the Corporation and the Executive intend this amendment to comply with Transition Relief promulgated by the Internal Revenue Service pursuant to Code Section 409A and, accordingly, notwithstanding any other provisions of this amended and restated Agreement, this amendment applies only to amounts that would not otherwise be payable in 2006, 2007 or 2008 and shall not cause (i) an amount to be paid in 2006 that would not otherwise be payable in such year, (ii) an amount to be paid in 2007 that would not otherwise be payable in such year, or (iii) an amount to be paid in 2008 that would not otherwise be payable in such year, and to the extent necessary to qualify under Transition Relief issued under said Code Section 409A, to not be treated as a change in the form and timing of a payment under section 409A(a)(4) or an acceleration of a payment under section 409A(a)(3), the Executive, by executing this amended and restated Agreement, shall be deemed to have elected, on or before December 31, 2008, the timing and form of distribution provisions of this Amended and Restated Change of Control Agreement, and to have otherwise further revised this Agreement, all prior to December 31, 2008.
          The Executive has been in the employ of the Bank or the Corporation for many years, and has now and for years past faithfully served the Bank or the Corporation. It is the consensus of the

Board of Directors that the Executive’s services have been of exceptional merit, in excess of the compensation paid and an invaluable contribution to the profits and position of the Bank or the Corporation in its field of activity.
          It is the mutual desire of the Bank, the Corporation and the Executive that the Executive remain in the employ of the Corporation and, to assist the Executive in establishing a program to provide supplemental retirement benefits, disability and pre-retirement death benefits, they mutually establish a Salary Reduction Deferred Compensation Plan. Accordingly, it is the desire of the Bank, the Corporation and the Executive to enter into this Agreement under which the Corporation will agree to make certain payments to the Executive upon his retirement or disability and, alternatively, to his beneficiaries in the event of his premature death while employed by Bank or the Corporation.
          It is the intent of the parties hereto that this Agreement be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, as a member of a select group of management or highly compensated employees of the Corporation for purposes of the Employee Retirement Security Act of 1974 (ERISA). Executive is fully advised of the Corporation’s financial status and has had substantial input in the design and operation of this benefit plan.
          Therefore, in consideration of the Executive’s services performed in the past and those to be performed in the future and based upon the mutual promises and covenants herein contained, the Bank, the Corporation and the Executive agree as follows:
     I. ARTICLE ONE — DEFINITIONS
          A. Effective Date:
          The original effective date of this Agreement was September 22, 1998, and the effective date of this Agreement, as amended and restated, is                                         , 2008, provided, however, that all provisions applicable to compliance under Code Section 409A shall be effective as of January 1, 2005.
          B. Termination of Service:
          Termination of Service shall mean Separation from Service, which means the severance of Executive’s employment with the Bank, the Corporation or Affiliate for any reason. The Executive separates from service with the Bank, the Corporation or affiliate if he dies, retires, separates from service because of the Executive’s Disability, or otherwise has a termination of employment with the Bank, the Corporation or Affiliate. However, the employment relationship is treated as continuing intact while the Executive is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive’s right to reemployment with the Corporation or Affiliate is provided either by statute or by contract. If the period of leave exceeds six months and the Executive’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for such six-month period. In addition, notwithstanding any of the foregoing, the term “Separation from Service” shall be interpreted under this Agreement in a manner consistent with the requirements of Code Section 409A including, but not limited to, (i) an examination of the relevant facts and circumstances, as set forth in Code Section 409A and the regulations and guidance thereunder, in the case of any performance of services or availability to perform services after a purported termination or Separation from Service; and (ii) in any instance in which the Executive is participating or has at any time participated in any other plan which is, under the aggregation rules of Code Section 409A and the regulations and guidance issued thereunder, aggregated with this Agreement and with respect to which amounts deferred hereunder and under such other plan or plans are treated as deferred under a single plan (hereinafter sometimes referred to as an “Aggregated Plan” or together as the “Aggregated Plans”), then in such instance the Executive shall only be considered to meet the requirements of a Separation from Service hereunder if the Executive meets (a) the requirements of a Separation from Service under all such Aggregated Plans, and (b) the requirements of a Separation from Service under this Agreement which would otherwise apply; and (iii) in any instance in which an Executive is an employee and an independent contractor of the Bank, the Corporation or any Affiliate or any combination thereof, the Executive must have a Separation from Service in all such capacities to meet the requirements of a Separation from Service hereunder, although, notwithstanding the foregoing, if an Executive provides services both as an employee and a member of the Board of Directors of the Bank, the Corporation or any Affiliate or any combination thereof, the services provided as a director are not taken into account in determining whether the Executive has had a Separation from Service as an employee under this Agreement, provided that no plan in which the Executive participates or has participated in his capacity as a director is an Aggregated Plan, and (iv) a determination of whether a Separation from Service has occurred shall be made in accordance with Treasury Regulations Section 1.409A-1(h)(4) or any similar or successor law, regulation of guidance of like import, in the event of an asset purchase transaction as described therein.
          C. Specified Employee:
          Specified Employee means, in the case of the Executive meeting the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the 12-month period ending on any Specified Employee Identification Date, which shall be December 31 of each calendar year, (or otherwise meeting the requirements applicable to qualification as a “Specified Employee” under Code Section 409A and the regulations and guidance issued thereunder) that the Executive shall, for purposes of this Agreeement, thereafter be a Specified Employee under this Agreement for the period of time consisting of the entire 12-month period beginning on the Specified Employee Effective Date, and said Specified Employee Effective Date shall be the first day of the fourth month following the Specified Employee Identification Date.
          D. Disability or Disabled:
          The Executive shall be considered disabled if the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or has lasted or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Bank, the Corporation or an Affiliate. In addition, notwithstanding any of the foregoing, the terms “Disability” and “Disabled” shall be interpreted under this Agreement in a manner consistent with the requirements of Code Section 409A.

          E. Qualified Plan:
          Qualified Plan shall mean the United Bankshares, Inc. Savings and Stock Investment Plan, as it may be amended from time to time.
          F. Non-Qualified Plan:
          Non-Qualified Plan shall mean the United Bankshares, Inc. Non-Qualified Retirement and Savings Plan, as it may be amended from time to time.
          G. Board:
          Board shall mean the Board of Directors of United Bankshares, Inc.
          H. Committee:
          Committee shall mean the Retirement Plan Committee as defined in the United Bankshares, Inc. Savings and Stock Investment Plan.
          I. Account:
          Account (or “account”) shall mean the balance posted to the record of the Executive or his Beneficiary, consisting of the Executive’s contributions and adjustments as of each Valuation Date, less any payments therefrom.
          J. Valuation Date:
          Valuation Date shall mean each business day of the Plan Year.
          K. Plan Year:
     Plan Year shall mean the calendar year.
     II. ARTICLE TWO — EMPLOYMENT
          A. Employment:

          The Corporation agrees to employ the Executive in such capacity as the Bank or the Corporation may from time to time determine with such duties, responsibilities and compensation as determined by the Board of Directors.
          The Executive agrees to remain in the Bank’s or the Corporation’s employment, to devote his full time and attention exclusively to the business of the Bank or the Corporation and to use his best efforts to provide faithful and satisfactory service to Bank or the Corporation.
          Employment services shall include temporary disability, “leaves of absence” and periods of “military reserve duty,” all as more specifically set forth in Article I, Section B, above.
          B. No Employment Agreement Created:
          No provisions of this Agreement shall be deemed to restrict or limit any existing employment Agreement by and between the Bank or the Corporation and the Executive, nor shall any conditions herein create specific employment rights to the Executive nor limit the right of the Employer to discharge the Executive with or without cause. In a similar fashion, no provision shall limit the Executive’s rights to voluntarily sever his employment at any time.
     III. ARTICLE THREE — SALARY REDUCTION
          The Executive and the Bank or the Corporation agree that for calendar years prior to 2009, the Executive’s compensation (which would otherwise be receivable subsequent to the effective date of a Salary Reduction Authorization Form executed by the Executive), may be irrevocably reduced and that portion deferred as provided in this Agreement. No salary reductions shall be permitted hereunder for calendar years after 2008.
          A. The Executive shall have the privilege, exercisable within 30 days prior to a new calendar year, to reduce irrevocably his/her compensation not yet earned for the following calendar year by executing a Salary Reduction Authorization form, as provided by the Bank or the Corporation, but only for calendar years prior to 2009 and any Salary Reduction Authorization form executed by the Executive for any calendar year after 2008, other than a Salary Reduction Authorization form stating that no deferral shall be made under this Agreement, shall be void and of no effect.

          B. The Executive’s failure to amend his original compensation reduction, in writing, within 30 days prior to the first day of the next ensuing calendar year (and those that follow) shall constitute a waiver by the Executive to elect a different compensation reduction sum and a reaffirmation and ratification to continue the compensation reduction levels as chosen in the last prior period, provided, however that, for calendar year 2009 and all subsequent years, the Executive shall execute, on or before December 31, 2008, a Salary Reduction Change Form, irrevocably providing that such compensation reduction shall be zero, and no amounts shall be deferred hereunder, for any and all calendar years after 2008 and, regardless of whether or not Executive executes on or before December 31, 2008, any such Salary Reduction Change Form, irrevocably providing that such compensation reduction shall be zero, no amounts shall be deferred hereunder, for any and all calendar years after 2008, and by executing this Amended and Restated Agreement, the Executive acknowledges and agrees that he is irrevocably discontinuing, in its entirety, all compensation reduction for all calendar years after 2008 and that his compensation reduction hereunder shall be zero dollars for all calendar years after 2008.
          C. The Executive may, nevertheless, provide written notice to the Corporation prior to any calendar year to increase, decrease or discontinue compensation reduction for any ensuing calendar year except that, notwithstanding the foregoing, the execution of this Amended and Restated Agreement is deemed to be notice to the Bank and the Corporation hereunder that the Executive is discontinuing, in its entirety, all compensation reduction for all calendar years after 2008 and that such discontinuance of compensation reduction under this Agreement shall be irrevocable for all years after 2008 and thereby no compensation reduction under this Agreement shall be made for any calendar years after 2008.
          D. Pursuant to rules adopted by the Committee, the Executive shall elect the manner in which his contributions under this Agreement are deemed to be invested, provided that nothing in this Agreement shall permit the location or transfer of any investment assets outside of the United States at any time.
          E. The Executive’s Account shall be made up of subaccounts reflecting his deemed investment elections. As of each Valuation Date, the Executive’s Account shall be adjusted to reflect payments made from the account since the preceding Valuation Date, any contributions made since the preceding Valuation Date; and increased or decreased to reflect a proportionate share of the net increase or net decrease of each subaccount deemed to be invested in an investment fund since the preceding Valuation Date.
          F. Subject to the provisions of Article V, the Executive shall be fully vested in the amounts reflected in the Executive’s Account.
     IV. ARTICLE FOUR — BENEFITS
          The following benefits provided by the Corporation to the Executive shall be available under this Agreement:
          A. Payment Upon Disability or Separation from Service. Subject to the provisions of Article V, the benefits payable under this Agreement shall be paid (provided, however, that if payment is made based upon Separation from Service other than by death, such payment shall also be subject to the provisions of Section C) to the Executive, upon Disability or Separation from Service other than by death, whichever is earlier (all provided that if Participant dies before Separation from Service or Disability, then the provisions of Article IV, Section B, shall apply, notwithstanding the provisions of this Section A) in either a single lump sum, paid on the date of Disability or Separation from Service other than by death, whichever is earlier, or, if the Executive has irrevocably elected, or is deemed to have irrevocably elected, on or before December 31, 2008, equal installment payments under the Non-Qualified Plan, then in such equal installments as has been so irrevocably elected thereunder, if any, with the first such installment to be paid on the date of Disability or Separation from Service other than by death, whichever is earlier, if the Executive has so irrevocably elected or been deemed to have irrevocably elected installment payments thereunder. In accordance with Code Section 409A and to the extent permitted by regulations and guidance issued thereunder, a payment shall be treated as having been made on a date specified in this Agreement if it is made on a later date within the Executive’s same taxable year as the designated date, or, if later, if made no later that the fifteenth day of the third month after such designated date, provided that, in any event, the Executive is not permitted, directly or indirectly, to designate the taxable year of any payment.
          B. Death. Subject to the provisions of Article V, upon the death of the Executive, prior to Separation from Service and prior to Disability, the Executive’s Beneficiary or Beneficiaries shall receive the benefits payable under this Agreement, in either a single lump sum, paid on the date of death, or, if Executive has so irrevocably elected as set forth in Article IV, Section A of this

Agreement and as set forth in the Non-Qualified Plan, equal installment payments, then in such equal installments, so elected by the Executive, with the first such installment to be paid on the date of death, in accordance with the distribution option so elected by the Executive, if the Executive has so irrevocably elected installment payment in the manner set forth in Section A of this Agreement and as set forth in the Non-Qualified Plan. In the event the Executive has not so elected or deemed elected installment payments, the Beneficiary or Beneficiaries, as the case may be, shall receive distribution of the benefits payable under this Agreement in a single lump sum payout. In accordance with Code Section 409A and to the extent permitted by regulations and guidance issued thereunder, a payment shall be treated as having been made on a date specified in this Agreement if it is made on a later date within the Executive’s same taxable year as the designated date, or, if later, if made no later that the fifteenth day of the third month after such designated date, provided that, in any event, the Executive is not permitted, directly or indirectly, to designate the taxable year of any payment. If the Executive dies after Separation from Service or after Disability, but prior to receiving all payment or payments due under other provisions of this Agreement, the Executive’s remaining benefits payable under this Agreement, if any, shall be paid to the Executive’s Beneficiary or Beneficiaries at the same time and in the same manner as such benefits would have been payable to the Executive if he or she had not died, except that the provisions of Article IV, Section C, shall not apply.
          C. Six-Month Delay for Payment After Separation from Service of Any Specified Employee. Notwithstanding the provisions of Article IV, Section A, or any other provision of this Agreement, if any payment is to be made under Article IV, Section A (or under any other provision of this Agreement), upon the Separation from Service other than by death of any Executive who is a Specified Employee on the date of the Executive’s Separation from Service, and such payment is to be made to the Executive upon or within six months after the Executive’s date of Separation from Service, other than by death, then such payment shall instead be made on the date which is six months after such Separation from Service of Executive (other than by death), provided further, however, that in the case of any Executive who has elected (or is deemed to have elected), under Article IV, Section A, and the Non-Qualified Plan, to receive payment under Article IV, Section A or B, as the case may be, in equal installments, with the first such installment to be paid before the date which is six months after the date of Separation from Service other than by death, then, upon Separation from Service other than by death of Executive, if the Executive is a Specified Employee on such date of Separation from Service, notwithstanding Article IV, Section A, or any other provision of this Agreement, the first such installment shall be paid on the date which is six months after such Separation from Service of Executive (other than by death), with the equal annual or monthly installments, as the case may be, so elected (or deemed elected) under Article IV, Section A, and the Non-Qualified Plan, by the Executive to continue thereafter in the manner so elected (or deemed elected) under Article IV, Section A, and the Non-Qualified Plan, pursuant to Transition Relief under Code Section 409A or otherwise, by the Executive. Notwithstanding any of the foregoing, or any other provision of this Agreement, no payment upon or based upon Separation from Service may be made under this Agreement before the date that is six months after the date of Separation from Service or, if earlier, the date of death, of any Executive who is a Specified Employee on such Executive’s date of Separation from Service.
          D. Withholding. All benefits paid under the Agreement shall be subject to applicable income and other tax withholding.
     V. ARTICLE FIVE — RESTRICTIONS UPON FUNDING
          Corporation shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. The Executive, his beneficiaries or any successors in interest to him shall be and remain simply a general creditor of the Corporation in the same manner as any other creditor having a general claim for matured and unpaid compensation.
          The Corporation reserves the absolute right at its sole discretion to either fund the obligations undertaken by this Agreement or to refrain from funding the same and to determine the extent, nature and method of such funding. Should Corporation elect to fund this Agreement, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Corporation reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall Executive be deemed to have any lien nor right, title or interest in or to any specific funding investment or to any assets of the Corporation.
          If the Corporation elects to invest in a life insurance, disability, or annuity policy upon the life of Executive, then Executive shall assist the Corporation by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuity.
     VI. ARTICLE SIX — MISCELLANEOUS
          A. Alienability and Assignment Prohibition:

          Neither Executive, his widow nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber, in advance, any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or his beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event Executive or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Corporation’s liabilities shall forthwith cease and terminate.
          B. Binding Obligation of Corporation and any Successor In Interest:
          Corporation expressly agrees that it shall not merge or consolidate into or with another corporation or sell substantially all of its assets to another corporation, firm or person until such corporation, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Corporation under this Agreement. This Agreement shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.
          C. Revocation:
          The Company hereby reserves the right, by action of the Board, to amend or terminate this Agreement at any time and in any manner, subject to Article IV, Section C. Notwithstanding the preceding, no amendment or termination of the Agreement shall reduce the Account of Executive determined as of the Valuation Date immediately preceding the effective date of such amendment or termination. In addition, notwithstanding the foregoing, and all subject to Section Article IV, Section C, (i) no such amendment shall be effective if it would, if effective, cause this Agreement to violate Code Section 409A and the regulations and guidance thereunder or cause any amount of compensation or payment hereunder to be subject to a penalty tax under Code Section 409A and the regulations and guidance issued thereunder, which amount of compensation or payment would not have been subject to a penalty tax under Code Section 409A and the regulations and guidance thereunder in the absence of such amendment, and (ii) the provisions of this Article VI, Section C respecting amendment of this Agreement, are irrevocable. In addition, notwithstanding any of the foregoing, upon termination, no payments shall be accelerated except in the event that the requirements of Article IV, Section C, and the requirements for a permissible acceleration under regulations and guidance issued from time to time by the Internal Revenue Service under Code Section 409A, are met, including but not limited to, the following:
(a)	termination and liquidation of this Agreement by the Corporation provided that
(1)	The termination and liquidation does not occur proximate to a downturn in the financial health of the Corporation or Affiliate;

(2)	The Corporation and any Affiliate of the Corporation terminates and liquidates all agreements, methods, programs and other arrangements sponsored by the Corporation or any Affiliate that would be aggregated with any terminated and liquidated agreements, methods, programs and other arrangements under Treasury Regulation Section §1.409A-1(c) or any similar or successor law, regulation or Internal Revenue Service guidance of like import, if the same service provider had deferrals of compensation under all of the agreements, methods, programs and other arrangements that are terminated and liquidated;

(3)	No payments in liquidation of the Agreement are made within 12 months of the date the Corporation or Affiliate takes all necessary action to irrevocably terminate and liquidate the Agreement other than payments that would be payable under the terms of the Agreement if the action to terminate and liquidate had not occurred;

(4)	All payments are made within 24 months of the date the Corporation or Affiliate takes all necessary action to irrevocably terminate and liquidate the Agreement; and

(5)	Neither the Corporation nor any Affiliate adopts a new plan that would be aggregated with any terminated and liquidated plan under Treasury Regulation Section §1.409A-1(c) or any similar or successor law, regulation or Internal Revenue Service guidance of like import, if the same Executive participated in both plans, at any time within three years following the date the Corporation or Afflitiate takes all necessary action to irrevocably terminate and liquidate this Agreement; or
          (b) termination and liquidation of the Agreement in accordance with the following:
(i)	the termination and liquidation is within 12 months of a corporate dissolution taxed under Code section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), and the amounts deferred under this Agreement are included in the Executive’s gross income in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received)—
(1)	The calendar year in which the Agreement termination and liquidation occurs;

(2)	The calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(3)	The first calendar year in which the payment is administratively practicable.
          D. Gender:
          Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender whenever they should so apply.
          E. Effect on Other Corporation Benefit Plans:
          Nothing contained in this Agreement shall affect the right of the Executive to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank’s or the Corporation’s existing or future compensation structure.
          F. Headings:

          Headings and Subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.
          G. Applicable Law:
          The validity and interpretation of this Agreement shall be governed by the laws of the State of Virginia.
          H. Counterparts:
          This agreement may be executed in one or more counterparts, which taken together shall constitute an original.
     VII. ARTICLE SEVEN — ERISA PROVISIONS
          A. Named Fiduciary and Plan Administrator:
          The “Named Fiduciary and Plan Administrator” of this plan has been Employee Benefits Administration, Inc. (EBA) and if it has not previously been removed by the Board, it shall be hereby removed by the Board of Directors by adoption and execution by the Corporation of this Amended and Restated Agreement. The Committee shall be responsible as of the effective date for the management, control and administration of the Salary Continuation Agreement as established herein. It may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.
          B. Claims Procedure:
          The Committee shall be the Administrator of this Agreement, or the “Plan Administrator” of this Agreement, within the meaning of the Employee Retirement Income Security Act of 1974, as amended, and shall have the authority with respect to this Agreement that, provided such authority does not cause a violation of Code Section 409A or the regulations or guidance issued thereunder, is co-extensive of that which the plan administrator has with respect to the Qualified Plan, including but not limited to, the discretionary authority to construe and interpret this Agreement and to control and manage the operation and administration of this Agreement. The Committee and Board may adopt rules and regulations regarding such administration of this Agreement. The Claims Procedure set forth in the Qualified Plan shall apply to claims for benefits under this Agreement, provided, however, that for purposes of applying such Claim Procedure, the Committee referred to therein shall be the Committee.
          IN WITNESS WHEREFORE, the parties hereto acknowledge that each has carefully read this Agreement and executed this original thereof on the            day of                                         , 2008, and that, upon execution, each has received a confirming copy.

WITNESS		EXECUTIVE

UNITED BANK, a Virginia state bank,
WITNESS

, CHAIRMAN

UNITED BANKSHARES, INC.

BY:
WITNESS		TITLE

SALARY REDUCTION CHANGE FORM
          DONALD UNGER, having read and understood the terms of a certain Salary Reduction Deferred Compensation Agreement dated September 22, 1998, as Amended and Restated                                         , 2008, provided, however ,that all provisions applicable to compliance under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) shall be effective as of January 1, 2005, hereby notifies the Bank and the Corporation, by executing and delivering this Salary Reduction Change Form, on or before December 31, 2008, that the said Donald Unger irrevocably terminates all election of deferral under said Salary Reduction Agreement for all calendar years after 2008 and that no sums shall be deferred thereunder during any pay periods during 2009 or thereafter. The Executive acknowledges that this Salary Reduction Change Form shall be irrevocable as of December 31, 2008, and may not be changed for 2009 or any calendar year thereafter.

DATE	EXECUTIVE PARTICIPANT
Acknowledged and received by the Corporation on the date above recorded, by:

UNITED BANK, a Virginia state bank

CORPORATION

BY:
NAME AND TITLE

UNITED BANKSHARES, INC.
BY:
Its

BENEFICIARY DESIGNATION FORM
          Executive, Donald Unger, under the terms of a certain Salary Reduction Deferred Compensation Agreement by and between he and the Marathon Bank Corporation, predecessor by merger to United Bank, Inc., dated September 22, 1998, as amended and restated by him and by said United Bank and by United Bankshares, Inc. on                                         , 2008, provided, however ,that all provisions applicable to compliance under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) shall be effective as of January 1, 2005, hereby designates the following beneficiary to receive any guaranteed payments or death benefits under such Agreement following his death:
          PRIMARY BENEFICIARY: Gail S. Unger
          SECONDARY BENEFICIARY: The Estate of Donald L. Unger
Such beneficiary designation is revocable.
DATE:                                         , 2008

WITNESS	EXECUTIVE

WITNESS